UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2019

SANGAMO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

501 Canal Blvd., Richmond, California 94804

(Address of principal executive offices) (Zip Code)

(510) 970-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	SGMO	Nasdaq Global Select Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2019, Kathy Y. Yi notified Sangamo Therapeutics, Inc. (the “Company”) of her intention to resign as Executive Vice President and Chief Financial Officer, effective June 7, 2019 (the “Resignation Date”), in order to pursue a new opportunity.

On May 13, 2019, Stéphane Boissel, currently the Company’s Executive Vice President, Corporate Strategy, was appointed as the Company’s interim Chief Financial Officer effective on the Resignation Date. The Company has initiated a search for a permanent Chief Financial Officer. Mr. Boissel, age 51, has served as the Company’s Executive Vice President, Corporate Strategy since October 2018. Prior thereto, since April 2015, Mr. Boissel served as Chief Executive Officer of TxCell S.A. (“TxCell”), which the Company acquired in October 2018. Prior to TxCell, Mr. Boissel served as Chief Executive Officer of Genclis, a molecular diagnostics company from 2014 to April 2015. From 2010 to 2014, Mr. Boisel served as Executive Vice President and Chief Financial Officer of Trangene S.A., and from 2002 to 2010, he served as Chief Financial Officer and then Executive Vice President and Chief Financial Officer of Innate Pharma S.A. Earlier in his career, Mr. Boissel worked in investment banking for Lazard, where he focused on principal investment in France, Singapore and Hong Kong. Mr. Boissel completed his undergraduate work in management and finance at the University of Lyon and Paris-Dauphine in France and received his M.B.A. from the University of Chicago. There are no family relationships among Mr. Boissel and any other executive officers or directors of the Company.

There were no new compensatory or other material arrangements entered into, or modifications to existing compensatory arrangements entered into, nor were there any grants or awards made to, Mr. Boissel in connection with his appointment as the Company’s interim Chief Financial Officer. Mr. Boissel will continue to be compensated pursuant to his existing compensatory arrangements until such time as the Compensation Committee of the Company’s Board of Directors determines to adjust his compensation. Mr. Boissel’s current compensatory arrangements include his continued eligibility for equity grants under the Company’s 2018 Equity Incentive Plan (“2018 Plan”) and his continued participation in the Company’s Amended and Restated Executive Severance Plan and the Company’s Amended and Restated Incentive Compensation Plan (the “Incentive Plan”), each of which compensatory plans is described under the heading “Executive Compensation” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 25, 2019. Under the terms of an employment agreement between the Company and Mr. Boissel, Mr. Boissel was entitled to an initial annual base salary of $480,000 per year (currently $483,600), and an annual cash bonus under the Incentive Plan with a target cash bonus of 40% of his base salary. Mr. Boissel’s employment agreement also provided for a $100,000 sign-on bonus, which is subject to repayment in the event Mr. Boissel’s employment is terminated with cause or by him without good reason within one year of his appointment. In connection with his commencement of employment in October 2018, Mr. Boissel was a granted a stock option to acquire 215,000 shares of the Company’s common stock with an exercise price per share equal to the closing price per share on the grant date. Such stock option is subject to a four-year vesting schedule with 25% of the shares subject to the option vesting upon Mr. Boissel’s completion of one year of service measured from the option grant date and the balance of the shares vesting monthly thereafter for the next three years. Further, in connection with the Company’s acquisition of TxCell, Mr. Boissel, as an employee of TxCell, was granted a stock option under the 2018 Plan to acquire 68,523 shares of the Company’s common stock with an exercise price equal to the closing price per share on the grant date. Such stock option is subject to a four-year vesting schedule with 25% of the shares subject to the option vesting upon Mr. Boissel’s completion of one year of service measured from the option grant date and the balance of the shares vesting monthly thereafter for the next three years.

In July 2018, the Company entered into a share purchase agreement with certain shareholders of TxCell, including Mr. Boissel, to purchase approximately 53% of the outstanding share capital and voting rights of TxCell in a block transaction (or an aggregate of 13,519,036 ordinary shares of TxCell). Accordingly, in October 2018, the Company purchased 33,000 TxCell shares from Mr. Boissel for €85,140 (or $98,762) in the closing of the block transaction. In July 2018, the Company also entered into arrangements with the holders of approximately 477,000 “free shares” of TxCell, including Mr. Boissel, with respect to 238,100 of such TxCell free shares. Under these arrangements, the Company has the right to purchase such TxCell free shares from the holders thereof and such holders have the right to sell to the Company such TxCell free shares from time to time through mid-2021. The purchase price for each such TxCell free share the Company acquires will be based the Company’s stock price performance from the July 2018 announcement of the transactions contemplated by the TxCell acquisition agreements through the time of purchase of such shares. The Company has not yet acquired any TxCell free shares from Mr. Boissel pursuant to such arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO THERAPEUTICS, INC.

Dated: May 14, 2019	By:	/S/ ALEXANDER D. MACRAE
	Name:	Alexander D. Macrae, M.B., Ch.B., Ph.D.
	Title:	President and Chief Executive Officer